Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

Dated as of March 14, 2018

among

STEIN MART, INC.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein,

GORDON BROTHERS FINANCE COMPANY

as Administrative Agent,

The Other Lenders Party Hereto

and

GORDON BROTHERS FINANCE COMPANY

as

Sole Lead Arranger and Sole Bookrunner

i

5.03.	Governmental Authorization; Other Consents	53
5.04.	Binding Effect	53
5.05.	Financial Statements; No Material Adverse Effect	53
5.06.	Litigation	54
5.07.	No Default	54
5.08.	Ownership of Property; Liens	54
5.09.	Environmental Compliance	55
5.10.	Insurance	55
5.11.	Taxes	56
5.12.	ERISA Compliance	56
5.13.	Subsidiaries; Equity Interests	56
5.14.	Margin Regulations; Investment Company Act;	57
5.15.	Disclosure	57
5.16.	Compliance with Laws	57
5.17.	Intellectual Property; Licenses, Etc.	57
5.18.	Labor Matters	58
5.19.	Security Documents	58
5.20.	Solvency	58
5.21.	Deposit Accounts; Credit Card Arrangements	59
5.22.	Brokers	59
5.23.	[Reserved]	59
5.24.	Material Contracts	59
5.25.	Casualty	60

ARTICLE VI AFFIRMATIVE COVENANTS		60

6.01.	Financial Statements	60
6.02.	Certificates; Other Information	61
6.03.	Notices	63
6.04.	Payment of Obligations	64
6.05.	Preservation of Existence, Etc.	64
6.06.	Maintenance of Properties	64
6.07.	Maintenance of Insurance	64
6.08.	Compliance with Laws	66
6.09.	Books and Records; Accountants	66
6.10.	Inspection Rights	66
6.11.	Use of Proceeds	67
6.12.	Additional Loan Parties	68
6.13.	Cash Management	68
6.14.	Information Regarding the Collateral	70
6.15.	Physical Inventories	71
6.16.	Environmental Laws	71
6.17.	Further Assurances	72
6.18.	Compliance with Terms of Leaseholds	73
6.20.	Lender Meetings	73
6.21.	Term Loan Push-Down Reserve	73
6.22.	ERISA	73

ARTICLE VII NEGATIVE COVENANTS		74

7.01.	Liens	74

7.02.	Investments	74
7.03.	Indebtedness; Disqualified Stock	74
7.04.	Fundamental Changes	74
7.05.	Dispositions	75
7.06.	Restricted Payments	75
7.07.	Prepayments of Indebtedness	75
7.08.	Change in Nature of Business	75
7.09.	Transactions with Affiliates	75
7.10.	Burdensome Agreements	76
7.11.	Use of Proceeds	76
7.12.	Amendment of Material Documents	76
7.13.	Fiscal Year	76
7.14.	Deposit Accounts; Credit Card Processors	76
7.15.	Financial Covenants	76
7.16.	Immaterial Subsidiary	77

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		77

8.01.	Events of Default	77
8.02.	Remedies Upon Event of Default	80
8.03.	Application of Funds	81

ARTICLE IX ADMINISTRATIVE AGENT		81

9.01.	Appointment and Authority	81
9.02.	Rights as a Lender	82
9.03.	Exculpatory Provisions	82
9.04.	Reliance by the Administrative Agent	83
9.05.	Delegation of Duties	83
9.06.	Resignation of the Administrative Agent	84
9.07.	Non-Reliance on Administrative Agent and Other Lenders	84
9.08.	No Other Duties, Etc.	84
9.09.	Administrative Agent May File Proofs of Claim	84
9.10.	Collateral and Guaranty Matters	85
9.11.	Notice of Transfer	86
9.12.	Reports and Financial Statements	86
9.13.	Agency for Perfection	86
9.14.	Indemnification of Administrative Agent	87
9.15.	Relation among Lenders	87
9.16.	ABL Intercreditor Agreement	87

ARTICLE X MISCELLANEOUS		87

10.01.	Amendments, Etc.	87
10.02.	Notices; Effectiveness; Electronic Communications	88
10.03.	No Waiver; Cumulative Remedies	90
10.04.	Expenses; Indemnity; Damage Waiver	90
10.05.	Payments Set Aside	92
10.06.	Successors and Assigns	92
10.07.	Treatment of Certain Information; Confidentiality	94
10.08.	Right of Setoff	95

10.09.	Interest Rate Limitation	95
10.10.	Counterparts; Integration; Effectiveness	95
10.11.	Survival	96
10.12.	Severability	96
10.13.	Replacement of Lenders	96
10.14.	Governing Law; Jurisdiction; Etc.	97
10.15.	Waiver of Jury Trial	98
10.16.	No Advisory or Fiduciary Responsibility	98
10.17.	USA PATRIOT Act Notice	98
10.18.	Foreign Assets Control Regulations	99
10.19.	Time of the Essence	99
10.21.	Press Releases	99
10.22.	Additional Waivers	100
10.23.	No Strict Construction	101
10.24.	Attachments	101
10.25.	[Reserved]	101
10.26.	[Reserved]	101
10.27.	Collateral Release on Termination	101
10.28.	Intercreditor Agreement	101

SIGNATURES	S-2

SCHEDULES

1.01	Freight Forwarders
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.05	Supplement to Interim Financial Statements
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Labor Matters
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Note
B	Compliance Certificate
C	Assignment and Assumption
D	Borrowing Base Certificate
E	DDA Notification
F	Credit Card Notification

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of March 14, 2018, among Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Gordon Brothers Finance Company, as the Administrative Agent.

The Borrowers have requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Concentration Account” shall have the meaning provided in Section 6.13(c).

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, between the Administrative Agent and the Revolving Agent, and acknowledged by the Loan Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“ACH” means automated clearing house transfers.

“Accommodation Payment” shall have the meaning provided in Section 10.22(d).

“Accommodation Period” means the period commencing on February 19, 2018 through and including the date of the delivery of the financial statements for the Measurement Period ending February 28, 2018 (provided, that in any event, such Accommodation Period shall end on the date of the occurrence of any Event of Default).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Acquisition” means, with respect to any Person (a) a purchase or other acquisition of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of all or substantially all of the Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Administrative Agent” means GBFC, in its capacity as administrative and collateral agent under any of the Loan Documents, or any successor administrative and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent Parties” shall have the meaning provided in Section 10.02(c).

“Agent Payment Account” means the account of the Administrative Agent as the Administrative Agent may from time to time designate to Lead Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Allocable Amount” shall have the meaning provided in Section 10.22(d).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means a rate per annum equal to 8.50%.

“Applicable Percentage” means, in each case as the context requires, with respect to any Lender at any time, the percentage of the aggregate Term Loans represented by the outstanding principal balance of such Lender’s Term Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Reference Rate” means, with respect to any Borrowing, an interest rate per annum equal to the LIBOR Rate, provided, however, that in the event that “LIBOR” is unavailable for any reason (including, as a result of the occurrence of any event described in Sections 3.02 or 3.03), subject to the last sentence of the definition of “LIBOR Rate”, the Applicable Reference Rate shall mean an interest rate per annum equal to the greater of (x) 1.50% per annum and (y) the Base Rate. The Applicable Reference Rate will be determined and adjusted monthly (as of the beginning of each month) as to all Borrowings then outstanding.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means GBFC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended January 28, 2017, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Availability Reserves” means, collectively, (i) without duplication of any other reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria and without duplication of any “Availability Reserves” (as defined in the Revolving Credit Agreement, as in effect on the date hereof) maintained against the Revolving Borrowing Base, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Term Loan Priority Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Term Loan Priority Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Term Loan Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that an Event of Default then exists and (ii) the FF&E Reserves.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the rate of interest published by the Wall Street Journal as the “WSJ Prime Rate”, and (b) the Federal Funds Rate for such day, plus 0.50%. Any change in the WSJ Prime Rate or the Federal Funds Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Blocked Account” shall have the meaning provided in Section 6.13(a)(iii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Administrative Agent without the further consent of any Loan Party (subject to the ABL Intercreditor Agreement).

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” shall have the meaning provided in Section 6.02.

“Borrowers” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Term Loans made by the Lenders pursuant to Section 2.01.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) ten percent (10%) multiplied by the Eligible Credit Card Receivables;

plus

(b) seventeen and one-half percent (17.5%) (provided that such percentage shall reduce to fifteen percent (15%) on the earlier of (i) the date that is one (1) year after the Closing Date and (ii) the date on which the Borrowers consummate a Permitted Leasehold Financing pursuant to which the Borrowers receive at least $5,000,000 in net proceeds) of the Net Recovery Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves;

plus

(c) the FF&E Advance Rate multiplied by the Net Recovery Amount;

minus

(d) the then amount of all Availability Reserves (without duplication of the then amount of any Inventory Reserves).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D hereto (with such changes therein as may be required by the Administrative Agent to reflect the components of and applicable Availability Reserves, Inventory Reserves and FF&E Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business” means Borrowers’ value department store chain retailing apparel, household consumer goods and other businesses reasonably related thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Term Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, plus (b) Capital Lease Obligations incurred by a Person during such period, less (c) any tenant allowances actually received by the Borrowers from any of its landlords in connection with the preceding clauses (a) or (b).

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Event” means the occurrence of the Closing Date and all times thereafter.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of related events by which:

(a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Lead Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 7.05 hereof; or

(b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower, other than as permitted in Section 7.04 hereof; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any Person who is a direct or indirect shareholder of the Lead Borrower as of the date hereof and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, a majority of the voting power of the total outstanding Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(d) during any period of two (2) consecutive years, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of solicitation of proxies or consents for the election or removal of one or more directors by any person or group by or on behalf of the board of directors); or

(e) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Lead Borrower, or control over the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing a majority of the combined voting power of such securities; or

(f) the Lead Borrower fails at any time to own, directly or indirectly, 80% of the Equity Interests having voting power of each other Loan Party free and clear of all Liens, except where such failure is as a result of a transaction permitted by the Loan Documents; or

(g) the occurrence of any “Change of Control” (or similar term) as defined in the Revolving Credit Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Administrative Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Combined Loan Cap” means, at any time, an amount equal to the sum of the Outstanding Amount plus the Revolving Loan Cap.

“Commitment” means, as to each Lender, its obligation to make a portion of the Term Loan to the Lead Borrower or Borrowers pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. As of the Closing Date, the aggregate amount of the Commitments is $50,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Concentration Accounts” shall have the meaning provided in Section 6.13(c).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period, plus (ii) the pre-opening costs for new and relocated Stores for such period, minus (iii) Capital Expenditures made during such period, minus (iv) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, to (b) the sum of (i) Debt Service Charges, plus (ii) the aggregate amount of all Restricted Payments, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (d) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) unusual and non-recurring gains and losses not arising from normal business operations (including but not limited to prior period impact of error corrections, fees and settlement charges or income from lawsuits or regulatory actions and the like) for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which and to the extent any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ consistently applied accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ retail stock ledger.

“Covenant Compliance Event” means either (a) that an Event of Default has occurred and is continuing, or (b) Revolving Excess Availability at any time is, for any four (4) consecutive Business Days, less than the greater of (i) Twenty Million Dollars ($20,000,000) or (ii) ten (10%) percent of the Combined Loan Cap; provided that no Covenant Compliance Event shall be deemed to have occurred during the Accommodation Period. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing at the Administrative Agent’s option (A) so long as such Event of Default is continuing and has not been waived, and/or (B) if the Covenant Compliance Event arises as a result of the Borrowers’ failure to achieve Revolving Excess Availability as required hereunder, until Revolving

Excess Availability has exceeded the greater of (i) Twenty Million Dollars ($20,000,000) or (ii) ten (10%) percent of the Combined Loan Cap for sixty (60) consecutive Business Days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that, a Covenant Compliance Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Revolving Excess Availability exceeds the required amount for sixty (60) consecutive Business Days) at all times after a Covenant Compliance Event has occurred and been discontinued on two (2) occasions after the Closing Date. The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” means any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Notifications” shall have the meaning provided in Section 6.13(a)(ii).

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” or “Payment Intangible” (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Administrative Agent, (iii) [reserved], (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation, (i) the reasonable and documented fees, charges and disbursements (A) of counsel for the Administrative Agent (other than the allocated costs of in-house counsel), (B) of outside consultants for the Administrative Agent, (C) of appraisers, (D) incurred during any field examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) such out-of-pocket expenses incurred in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable and documented out-of-pocket expenses actually incurred by the Credit Parties who are not the Administrative Agent or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default; provided, that, (x) the Credit Parties shall be entitled to reimbursement for no more than one counsel representing all the Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel), and (y) reimbursement for the expenses of field examinations, inventories, appraisals, evaluations, audits and the like shall be subject to the limitations set forth in Sections 4.01(e), 6.10 and 6.15.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” shall have the meaning provided in Section 6.13(a)(i).

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges required to be paid for such Measurement Period, plus (b) regularly scheduled principal payments required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations and Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to the Term Loan plus two percent (2%) per annum.

“Deferred Compensation Plan” means the Stein Mart Executive Deferred Compensation Plan, as amended, modified, supplemented, restated or replaced from time to time.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Term Loans mature; provided, that, (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, finance company or other Person engaged in the business of making or buying commercial loans; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that at all times satisfies the criteria set forth below as determined by the Administrative Agent in its Permitted Discretion and which has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrower. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise determined by the Administrative Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not include any Credit Card Receivable:

(a) which is unpaid more than five (5) Business Days (but with respect to Credit Card Receivables owing by American Express, seven (7) Business Days) after the date of determination of eligibility thereof;

(b) where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;

(c) which is not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(d) to the extent to which it is subject to any present, or contingent (or any facts (i) exist to the knowledge of Administrative Agent or any Loan Party, or (ii) have been disclosed in the course of any field examination or otherwise, which are the basis for any future) claim, chargeback, offset, deduction or counterclaim, dispute or other defense on the part of an Account Debtor;

(e) that is not subject to a perfected second priority Lien in favor of the Administrative Agent (subject only to Revolving Agent Liens), or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent pursuant to the Security Documents, Revolving Agent Liens and Liens permitted under clause (a) of the definition of Permitted Encumbrances, provided that an Availability Reserve has been established with respect thereto);

(f) which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(g) which does not constitute an “Account” or “Payment Intangible” (each as defined in the UCC);

(h) where the Credit Card Processor has asserted the right to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Processor;

(i) is due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(j) which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

(k) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Administrative Agent may determine in its Permitted Discretion.

“Eligible FF&E” means, as of the date of determination thereof, the Equipment owned by a Borrower and deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, (i) complies with each of the representations and warranties respecting Equipment owned by the Borrowers in the Loan Documents, and (ii) satisfies each of the following criteria set forth below:

(a) such Borrower has good title to such Equipment;

(b) such Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent; such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Revolving Agent Liens and Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);

(c) the full purchase price for such Equipment has been paid by such Borrower;

(d) such Equipment is located on premises (i) owned by such Borrower, which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by such Borrower where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) an Availability Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Borrower in the ordinary course of business of such Borrower;

(f) such Equipment (i) is not subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person; and

(g) such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located; and

(h) the Administrative Agent has received (A) an appraisal of, and a field examination with respect to, such Equipment from appraisers and field examiners reasonably satisfactory to the Administrative Agent and has established FF&E Reserves (if applicable) therefor and (B) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, (1) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (2) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory that is not located in the United States of America (excluding territories or possessions of the United States) at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished the Administrative Agent with (A) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent;

(d) Inventory that is located in a distribution center leased by a Loan Party or leased by a distribution center operator under an agreement with a Loan Party) unless (i) the applicable lessor or and (if applicable) the distribution center operator has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an Availability Reserve based on rent with respect to such location has been established by the Administrative Agent in its Permitted Discretion;

(e) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, or custom items, work in process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f) Inventory which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Inventory;

(g) Inventory that is not subject to a perfected second priority security interest in favor of the Administrative Agent (subject only to Revolving Agent Liens) or that is subject to any other Lien (except for Revolving Agent Liens and Permitted Encumbrances described in clauses (a), (b) and (j));

(h) Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(i) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(j) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, in any such case, involving an amount in excess of $100,000 in the aggregate in any Fiscal Year; or

(l) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Administrative Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent and establishes Inventory advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning provided in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.03 hereof or is cured in accordance with the terms of the applicable Loan Document or otherwise cured in a manner reasonably satisfactory to the Administrative Agent in its Permitted Discretion, if such Event of Default is capable of being cured as determined by the Administrative Agent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located or any of its offices and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a).

“Executive Order” shall have the meaning provided in Section 10.18.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty made by any Guarantors in favor of the Administrative Agent and the other Credit Parties, in form reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank, National Association (or such other major national bank reasonably acceptable to Administrative Agent) on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means any letter agreement that is entered into among the Borrowers and the Administrative Agent, providing for fees then agreed to.

“FF&E Advance Rate” means 65%, which percentage shall be reduced by 2.00% on October 31, 2018 and on each succeeding three (3) month anniversary of such date.

“FF&E Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to Eligible FF&E (including, without limitation, (a) to reflect the impediments to the Administrative Agent’s ability to realize upon Eligible FF&E, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Eligible FF&E, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the Eligible FF&E or (d) to reflect costs and expenses associated with the Eligible FF&E (including, without limitation, maintenance, utilities, insurance and security) and including any such costs and expenses that the Administrative Agent determines may need to be paid in connection with the realization upon the Eligible FF&E); provided, that such reserves shall not be duplicative of other Availability Reserves.

“Fiscal Month” means any fiscal month of any Fiscal Year in accordance with the fiscal accounting calendar of the Lead Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year in accordance with the fiscal accounting calendar of the Lead Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Foreign Asset Control Regulations” shall have the meaning provided Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Freight Forwarders” means the persons listed on Schedule 1.01(b) hereto or such other person or persons as may be selected by a Borrower after the date hereof and after written notice by a Borrower to the Administrative Agent to handle the receipt of Inventory within the United States of America and/or to clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by such Borrower from outside the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GBFC” means Gordon Brothers Finance Company, a Delaware corporation.

“GBFC LLC” means Gordon Brothers Finance Company, LLC, a Delaware limited liability company, in its capacity as a Lender hereunder.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Litigation” shall have the meaning provided in Section 6.03(b).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means(a) Stein Mart Holding Corp., a Florida corporation and (b) each Subsidiary of the Borrowers (other than any CFC and Stein Mart Air, Inc., so long as the Borrowers are in compliance with the requirements of Section 7.16) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in the nature of a general partner, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” shall have the meaning provided in Section 10.04(b).

“Information” shall have the meaning provided in Section 10.07.

“Intellectual Property” means all present and future: (a) trade secrets, know-how and other proprietary information; (b) trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (c) copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); (d) patents and patent applications; (e) industrial design applications and registered industrial designs; (f) license agreements related to any of the foregoing and income therefrom; (g) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (h) all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means the first Business Day of each calendar month.

“Internal Control Event” means an uncorrected material weakness in, or a fraud which pertains to and that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws; provided, that, a material weakness which has been identified by Borrowers after February 1, 2014 and which has been remediated shall not constitute an Internal Control Event even though such remediation has not yet been fully tested except if Administrative Agent determines in its Permitted Discretion that such Internal Control Event has not been corrected after such testing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) markdowns (both permanent and point of sale); (i) retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; (j) out-of-date and/or expired Inventory; and (k) slow moving Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For avoidance of doubt, “Investment” does not include capital improvements to existing assets or the purchase of real or personal property to be used in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in form satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” shall have the meaning provided in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” means, at any time of determination, the greater of (a) one and one-half percent (1.50%) and (b) the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on Reuters Screen Page LIBOR01 at approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such month for Dollar deposits with a term equivalent to three months. The LIBOR Rate shall be determined on a monthly basis. Notwithstanding the foregoing, if the Administrative Agent has made the reasonable determination adequate and reasonable means do not exist for determining LIBOR, the Administrative Agent, in consultation with the Borrower, may establish a reasonably equivalent alternative interest rate for the Term Loans (using a methodology substantially consistent with the methodology Administrative Agent has used (or, is using) with respect to similarly situated borrowers), in which case, such alternative rate of interest shall apply with respect to the Term Loans (which rate of interest shall be deemed to be the “LIBOR” for the purposes of clause (b) in the first sentence of this definition).

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” shall have the meaning provided in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the ABL Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in the Collateral or its value. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, (a) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more (other than inventory purchase orders in the ordinary course of business) in any Fiscal Year, and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means (x) Indebtedness (and the commitments in respect thereof) under the Revolving Loan Documents and (y) other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included (except such amounts under the Loan Documents), and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means the earlier to occur of (a) March 14, 2020 and (b) the Revolving Maturity Date.

“Maximum Rate” shall have the meaning provided in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) Fiscal Months of the Lead Borrower for which Administrative Agent has received financial statements pursuant to Section 6.01 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction or event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction or event (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, (i) fifty percent (50%) of the excess, in the case of any such sale or issuance of any Equity Interest, and (ii) one hundred percent (100%) of the excess, in the case of any such incurrence or issuance of any Indebtedness, of (A) the sum of the cash and cash equivalents received in connection with such transaction over (B) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Net Recovery Amount” means the net orderly liquidation value of Eligible FF&E based on the most recent appraisal of such Eligible FF&E, as reasonably determined in a manner acceptable to the Administrative Agent in its Permitted Discretion (including as to separate categories of Equipment, as required by the Administrative Agent) by an appraiser reasonably acceptable to the Administrative Agent, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets.

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable inventory appraisal received by the Administrative Agent in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the Eligible Inventory subject to such appraisal.

“Non-Consenting Lender” shall have the meaning provided in Section 10.01.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit A.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed or allowable claims in such proceeding.

“Omnibus Share Compensation Plan” means the Stein Mart 2001 Omnibus Plan, as amended, modified, supplemented, restated or replaced from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” shall have the meaning provided in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, unless waived by the Administrative Agent, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied and the Consolidated Fixed Charge Coverage Ratio, as projected on a pro-forma basis for the twelve (12) months following such transaction or payment, will be equal to or greater than 1.00:1.00. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) as of the date of such Acquisition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(b) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c) the Lead Borrower shall have furnished the Administrative Agent with fifteen (15) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(d) either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its Permitted Discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(e) after giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, not less than a majority of the Equity Interests having any voting rights;

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(g) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine, and the Administrative Agent shall have received a perfected security interest (with the priority contemplated by the ABL Intercreditor Agreement) in any Equity Interests in such Subsidiary held by any Loan Party, and in such Subsidiary’s Inventory, Accounts, and other property of the same nature as then constitutes Collateral under the Security Documents; and

(h) the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Discretion” means as used in this Agreement and the other Loan Documents with reference to the Administrative Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following:

(a) dispositions of inventory in the ordinary course of business;

(b) bulk sales of other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that, except as Administrative Agent may otherwise agree in its sole discretion, such Store closures and related Inventory dispositions shall not exceed (Store closings permitted pursuant to this clause (b) are referred to as “Permitted Store Closings”): (i) during any one (1) year period, including the one (1) year period immediately preceding the Closing Date, the number of retail store locations closed or sold by Borrowers (excluding for the purposes hereof retail store locations that Borrowers are in the process of closing as of the Closing Date) minus the number of Stores opened by Borrowers during any such one (1) year period, shall not exceed the amount equal to ten (10%) percent of the number of store locations of Borrowers as of the day immediately preceding the commencement of any such one (1) year period, and (ii) in the aggregate during any three (3) year period from and after the Closing Date, fifteen (15%) percent of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings), provided, that, (A) all sales of Inventory in connection with five (5) or more Store closings which occur substantially simultaneously or pursuant to any Store closing plan adopted by Loan Parties (regardless of when the Store closings actually occur) shall be conducted with the assistance of professional liquidators reasonably acceptable to the Administrative Agent, (B) the Administrative Agent shall have received not less than ten (10) Business Days prior written notice of such sale or Store closing, which notice shall set forth in reasonable detail satisfactory to the Administrative Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as the Administrative Agent may reasonably request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (D) all Net Proceeds received in connection therewith shall be applied to the Obligations if then required in accordance with Section 2.05 hereof;

(c) licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Administrative Agent, the Administrative Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Administrative Agent;

(e) Dispositions of Equipment (i) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value, and (ii) in connection with Permitted Store Closings (which Permitted Dispositions described in this clause (e) shall be in addition to, and not in limitation of, the Dispositions by any Borrower and its Subsidiaries of other assets and properties permitted in clause (j) of this definition); provided that, in each case, (x) if such Equipment is included in the determination of the Borrowing Base, the Borrower shall receive cash consideration of not less than the amount that such Equipment contributes to the Borrowing Base, (y) all Net Proceeds received in connection therewith shall be applied to the Obligations if then required in accordance with Section 2.05 hereof and (z) prior to any such disposition of Equipment included in the determination of the Borrowing Base, the Lead Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate excluding such Equipment from the determination of the Borrowing Base;

(f) sales, transfers and dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) sales, transfers and dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) the issuance and sale by any Borrower of Equity Interests of such Borrower after the date hereof; provided, that, (i) other than such Equity Interests at any time issued to any of Borrowers’ employees, directors, agents and consultants as additional compensation pursuant to the Omnibus Share Compensation Plan, the Administrative Agent shall have received not less than ten (10) Business Days’ prior notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the Net Proceeds which it is anticipated will be received by such Borrower from such sale, (ii) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 7.06 hereof, (iii) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Term Loans or the right of any Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrowers with the Administrative Agent and Lenders or are more restrictive or burdensome to any Borrower than the terms of any Equity Interests in effect on the date hereof, and (iv) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i) the issuance of Equity Interests of any Borrower consisting of common stock pursuant to an employee stock option or grant, employee stock purchase plan or similar equity plan or 401(k) plans of such Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default

(j) Dispositions by any Borrower and its Subsidiaries of other assets and properties not otherwise described in clauses (a) through (i) above (other than assets included in the determination of the Borrowing Base and any Intellectual Property of a Loan Party or any of its Subsidiaries), provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) in any Fiscal Year shall not exceed $3,000,000, (iii) the purchase price for such asset shall be paid to such Borrower or Subsidiary solely in cash, and (iv) subject to the ABL Intercreditor Agreement with respect to Net Proceeds of Revolving Priority Collateral, all Net Proceeds received in connection therewith shall be applied to the Obligations if then required in accordance with Section 2.05 hereof; and

(k) the granting of Permitted Encumbrances.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Administrative Agent;

(j) landlords’ and lessors’ Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business (but not Liens on or rights of setoff against any other property or assets of Borrowers), pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers as a result of fees and chargebacks;

(p) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings, provided, that, (i) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (ii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(q) the Revolving Agent Liens; and

(r) Liens in assets and properties of Borrowers that do not constitute Collateral (other than, except to the extent constituting a Permitted Leasehold Financing, the rights of the Borrowers under real property leases) to secure Permitted Indebtedness permitted under clause (k) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that, (i) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding and further provided that, if requested by the Administrative Agent, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided that the aggregate Swap Termination Value thereof shall not exceed $2,500,000 at any time outstanding;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) Indebtedness under the Revolving Loan Documents (other than, for certainty, in respect of the Tranche A-1 Commitments under and as defined in the Revolving Loan Document); provided that such Indebtedness shall be secured only by the Revolving Agent Liens and shall be subject to the ABL Intercreditor Agreement in all respects;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided, that, (i) payment in cash of principal in respect of such Indebtedness (other than in respect of working capital adjustments) shall only be permitted if at the time of any such payment and after giving effect thereto, Loan Parties have satisfied the Payment Conditions, and (ii) such Indebtedness shall have a maturity which extends beyond the Maturity Date and shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations;

(j) Indebtedness in respect of a Permitted Leasehold Financing in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and

(k) Indebtedness not specifically described in clauses (a) through (j) above in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in other Loan Parties, and (iii) additional Investments by Subsidiaries of any Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, provided, that, as to all of such Investments, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Administrative Agent a report in form and substance satisfactory to Administrative Agent of the outstanding amount of such Investments as of the last day of the immediately preceding month and, in the case of any Investments consisting of loans, indicating the amount of any loans made and payments received during the immediately preceding month, (B) as of the date of any such loan and after giving effect thereto, the Borrower making such Investments shall be Solvent, and (C) as of the date of any such Investments and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) guarantees constituting Permitted Indebtedness;

(j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $500,000 at any time outstanding, for (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(m) Investments constituting Permitted Acquisitions and Permitted Indebtedness;

(n) Investments with respect to the Split-Dollar Life Insurance Plan and the Deferred Compensation Plan consisting of (i) the Loan Parties’ purchase of life insurance policies from time to time for the purpose of offsetting liabilities which the Loan Parties anticipate will arise with respect to each such Plan, and (ii) the Loan Parties’ payment of premiums which become due and payable with respect to such life insurance policies, so long as at the time of any such Investment and after giving effect thereto, no Default or Event of Default shall have then occurred and be continuing; and

(o) other Investments not described in clauses (a) through (n) above not exceeding $1,000,000 in the aggregate in any Fiscal Year, so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have then occurred and be continuing;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) shall be permitted.

“Permitted Leasehold Financing” means Indebtedness of the Borrowers (i) which is permitted pursuant to clause (j) of “Permitted Indebtedness”, (ii) which is secured solely by the rights of the Borrowers in real property leaseholds, (iii) the proceeds of such Indebtedness are applied by the Borrower to the Revolving Obligations, (iv) the Administrative Agent shall have received such agreements as it shall reasonably request in connection with such financing including, without limitation, mortgagee waivers and estoppels, (v) such Indebtedness shall have a stated maturity date not earlier than six (6) months after the Maturity Date and shall not be subject to any amortization, required prepayments, sinking fund payments or similar prepayment or redemption requirements prior to the Maturity Date, (vi) the terms and conditions of such financing shall be reasonably acceptable to the Administrative Agent and (vii) Administrative Agent shall have received executed copies of the core documents relating to such Indebtedness, each in form and substance reasonably satisfactory to Administrative Agent.

“Permitted Store Closings” shall have the meaning provided in clause (b) of the definition of Permitted Dispositions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning provided in Section 6.02.

“Prepayment Event” means:

(a) any Disposition of any property or asset of a Loan Party (other than the sale of Inventory in the ordinary course of business);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party;

(c) the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition, (iii) to the extent that the Net Proceeds are used within ninety (90) days thereafter to finance a Permitted Acquisition or Permitted Investment, or (iv) as a compensatory issuance to any employee, director, agent, or consultant (including under any option plan);

(d) the incurrence by a Loan Party of any Indebtedness for borrowed money permitted hereunder other than Permitted Indebtedness; or

(e) the receipt by any Loan Party of any Extraordinary Receipts.

“Pro Forma Availability Condition” means (a) for any date of calculation with respect to any Restricted Payments or voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness, the Pro Forma Excess Availability following, and after giving effect to, such Restricted Payments or voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness, will be equal to or greater than the greater of (i) Twenty Million Dollars ($20,000,000) or (ii) twenty percent (20%) of the Combined Loan Cap, and (b) for any date of calculation with respect to any proposed Permitted Acquisition, the Pro Forma Excess Availability following, and after giving effect to, such Acquisition, will be equal to or greater than the greater of (i) Fifteen Million Dollars ($15,000,000) or (ii) fifteen percent (15%) of the Combined Loan Cap.

“Pro Forma Excess Availability” means, for any date of calculation, after giving pro forma effect to the transaction then to be consummated, the projected Revolving Quarterly Average Excess Availability during the subsequent projected twelve (12) Fiscal Months.

“Public Lender” shall have the meaning provided in Section 6.02.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” shall have the meaning provided in Section 10.06(c).

“Registered Public Accounting Firm” shall have the meaning provided by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” shall have the meaning provided in Section 9.12(a).

“Required Lenders” means, as of any date of determination, (a) prior to the Closing Date and the funding of Term Loans hereunder, Lenders holding at least 51% of the aggregate Commitments or (b) at any time after the Closing Date and the funding of the Term Loans hereunder, Lenders holding in the aggregate at least 51% of the Total Outstandings; provided that at any time there are two (2) or more Lenders who are not Affiliates of one another, in that case “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the Revolving Credit Agreement, and any successor administrative agent and collateral agent thereunder in such capacity.

“Revolving Agent Liens” means Liens on Collateral granted by the Loan Parties in favor of the Revolving Agent pursuant to the Revolving Loan Documents to secure the Revolving Obligations, subject in all respects to the ABL Intercreditor Agreement.

“Revolving Aggregate Commitments” means the “Tranche A Revolving Loan Commitments” under and as defined in the Revolving Credit Agreement, as in effect on the date hereof.

“Revolving Borrowing Base” means the “Tranche A Borrowing Base” under and as defined in the Revolving Credit Agreement, as in effect on the date hereof or as modified from time to time with the consent of the Administrative Agent or in accordance with the ABL Intercreditor Agreement.

“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 3, 2015, by and among the Borrowers, the Parent, the other Loan Parties party thereto, the Revolving Agent and the other agents and arrangers from time to time party thereto, as the same was modified by that certain Amendment No. 1 thereto, dated as of February 19, 2018, as the same was further modified by that certain Amendment No. 2 thereto, dated as of the Closing Date and as the same may from time to time be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this agreement and the ABL Intercreditor Agreement.

“Revolving Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of: (a) the Revolving Loan Cap, minus, without duplication, (b) the sum of (i) the aggregate unpaid balance of Revolving Outstandings, plus (ii) past due payables that are past due by more than sixty (60) days (other than payables being contested or disputed by a Borrower in good faith). For purposes of determining the outstanding trade payables in the ordinary course, Lead Borrower shall provide to the Administrative Agent the summary reports of payables with each Borrowing Base Certificate, together with such other information with respect thereto as Administrative Agent may from time to time reasonably request.

“Revolving Loan Cap” means, at any time of determination, the “Loan Cap” under and as defined in the Revolving Credit Agreement, as in effect on the date hereof.

“Revolving Loan Documents” means the “Loan Documents” under and as defined in the Revolving Credit Agreement.

“Revolving Maturity Date” means the “Termination Date” under and as defined in the Revolving Credit Agreement, as in effect on the date hereof, as such date may be extended from time to time with the consent of the Administrative Agent or in accordance with the ABL Intercreditor Agreement.

“Revolving Obligations” means the “Obligations” under and as defined in the Revolving Credit Agreement, as in effect on the Closing Date.

“Revolving Outstandings” means “Total Outstandings” as defined in the Revolving Credit Agreement, as in effect on the Closing Date.

“Revolving Overadvance” means “Overadvance” as defined in the Revolving Credit Agreement, as in effect on the Closing Date.

“Revolving Priority Collateral” has the meaning given to the term “ABL Priority Collateral” in the ABL Intercreditor Agreement.

“Revolving Quarterly Average Excess Availability” means, at any time, the projected average daily Revolving Excess Availability during the subsequent projected twelve (12) Fiscal Months, determined in a manner acceptable to the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial or other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of Treasury, the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent.

“Security Documents” means, collectively, the following: the Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document now or hereafter executed and delivered to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Split-Dollar Life Insurance Plan” means each Split Dollar Agreement between an employee of any Borrower and such Borrower, providing certain benefits to designated beneficiaries upon the death of such employee, as each such Split Dollar Agreement is entered into from time to time, as amended, modified, supplemented, restated or replaced from time to time.

“Spot Rate” shall have the meaning provided in Section 1.06.

“Stein Mart” shall have the meaning provided in the introductory paragraph hereto.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subordination Provisions” shall have the meaning provided in Section 8.01(r).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by and actually due to any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date and (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Facility” means, at any time, the term loan facility represented by (a) prior to the Closing Date and the funding of the Term Loans hereunder, the aggregate Commitments and (b) thereafter, the aggregate outstanding principal amount of the Term Loans made to the Borrowers by the Lenders at such time.

“Term Loan Prepayment Fee” shall have the meaning set forth in the Fee Letter.

“Term Loan Priority Collateral” has the meaning given to the term “Term Priority Collateral” in the ABL Intercreditor Agreement.

“Term Loan Push-Down Reserve” an Availability Reserve maintained against the Revolving Borrowing Base in an amount equal to the amount by which (if any) the Total Outstandings exceed the Borrowing Base.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Trading With the Enemy Act” shall have the meaning provided in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” shall have the meaning provided in Section 10.22(d).

“UFTA” shall have the meaning provided in Section 10.22(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent obligations, providing cash collateral in amounts and on terms acceptable to the Administrative Agent) of all of the Obligations, other than unasserted contingent indemnification Obligations.

1.03. Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down, as the case may be, to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND TERM LOANS

2.01. Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan in Dollars (each such loan, a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers on the Closing Date, in an aggregate amount equal to the amount of such Lender’s Commitment, provided, that after giving effect to the Term Loans made on the Closing Date, the Total Outstandings shall not exceed the sum of the (x) Borrowing Base plus (y) the amount (if any) of the Term Loan Push-Down Reserve maintained against the Revolving Borrowing Base. The Term Loans on the Closing Date shall be made concurrently by the Lenders in accordance with their respective Commitments. Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed.

2.02. Loan Account.

(a) To the extent not paid when due, the Administrative Agent, without the request of the Lead Borrower, may capitalize and add to the principal balance of any Term Loans any interest, fee (including, the Term Loan Prepayment Fee (if applicable)), service charge (including direct wire fees), expenses, or other payment to which the Administrative Agent or any Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account. The Administrative Agent shall advise the Lead Borrower in writing of any such capitalization or charge promptly after the making thereof. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(a) shall bear interest at the interest rate then and thereafter applicable to Term Loans (including the Default Rate (if applicable)).

(b) The Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Applicable Reference Rate applicable to Term Loans promptly following any change therein.

2.03. [Reserved].

2.04. [Reserved].

2.05. Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (except as provided in Section 2.09(a)); provided that (i) such notice must be received by the Administrative Agent not later than (A) 5:00 p.m. five (5) Business Days prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment, together with the Term Loan Prepayment Fee (if applicable), and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentages and the amount of any such Term Loan Prepayment Fee shall be distributed to the Lenders in accordance with their respective Applicable Percentages.

(b) [Reserved].

(c) The Borrowers shall prepay the Term Loans and to the extent required pursuant to the provisions of Section 6.13 hereof, subject to the ABL Intercreditor Agreement.

(d) The Borrowers shall prepay the Term Loans in an amount equal to the Net Proceeds received by a Loan Party from any Prepayment Event; provided that with respect to (i) Revolving Priority Collateral and (ii) so long as no Event of Default shall then exist, Term Loan Priority Collateral, prepayments of Term Loans shall not be required to the extent such Net Proceeds are applied to Revolving Outstandings under the Revolving Credit Agreement.

(e) Prepayments made pursuant to Section 2.05(c) and (d) above, first, shall be applied ratably to the outstanding Term Loans; second, shall be applied ratably to any other Obligations that are then due and owing, and, third, the amount remaining, if any, after the application of prepayments pursuant to clauses first through second above shall be remitted to the Lead Borrower. Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with the Term Loan Prepayment Fee (if applicable).

2.06. Termination or Reduction of Commitments. The aggregate amount of the Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the Borrowing of the Term Loans.

2.07. Repayment of Term Loans.

(a) The Borrowers, jointly and severally, promise to pay to the Lenders on the Termination Date all Obligations outstanding on such date and due and owing to such Lenders (other than contingent indemnification obligations for which claims have not been asserted).

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b) below, each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Reference Rate plus the Applicable Margin.

(b) If any Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter (for so long as such Event of Default is continuing) such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as provided in Section 2.08(b), interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) Term Loan Prepayment Fee. In the event that, at any time prior to the second anniversary of the Closing Date, an acceleration of the Obligations occurs pursuant to Section 8.02 occurs, or in the event that, at any time on or prior to the second anniversary of the Closing Date, the Borrowers voluntarily prepay or repay, or are required to prepay or repay following acceleration of the Obligations pursuant to Section 8.02, the Term Loans in whole or in part, then, on the date of such acceleration or the effective date of such prepayment or repayment (or the date the requirement to prepay or repay arises), as applicable, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the Term Loan Prepayment Fee on the amount of the Term Loans so prepaid or repaid or required to be prepaid or repaid (and to the extent such Term Loan Prepayment Fee is not paid when due, such fee shall be automatically capitalized and added to the principal balance of the Term Loans). All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement and/or the acceleration of the Obligations and/or the prepayment (or repayment) of any portion of the Term Loans and that, in view of the difficulty in ascertaining the amount of such damages, the Term Loan Prepayment Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof. THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE TERM LOAN PREPAYMENT FEE IN CONNECTION WITH ANY ACCELERATION OF THE TERM LOANS. The Borrowers expressly agree that (a) the Term Loan Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Term Loan Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Term Loan Prepayment Fee, (d) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 2.09(a), and (e) their agreement to pay the Term Loan Prepayment Fee is a material inducement to the Lenders to make the Term Loans.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.12. Payments Generally; the Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of any of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to Term Loans. A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Term Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

2.13. Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent and subject to the last sentence of the definition of “LIBOR Rate”, the interest rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent by reference to the Base Rate component of the Applicable Reference Rate, until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate, or the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, subject to the last sentence of the definition of “LIBOR Rate”, the Applicable Reference Rate shall be determined by reference to the Base Rate component thereof, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

3.04. Increased Costs; Reserves on LIBOR Rate Term Loans.

(a) Increased Costs Generally. If any Change in Law occurring after the date that such Lender first became a Lender, shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Term Loan made by it or its Commitments, or its other obligations, deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law occurring after the date that such Lender first became a Lender affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall include a written statement setting forth in reasonable detail the basis for calculating such amount or amounts and be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrowers (for a reason other than the failure of such Lender to make a Term Loan) to prepay or borrow any Term Loan on the date or in the amount notified by the Lead Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Term Loans, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Term Loans so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Term Loans are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Term Loans. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT

4.01. Conditions to Term Loans. The obligation of each Lender to make its Term Loans hereunder is subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent’s receipt of the following, each of which shall be originals, facsimile or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail), followed promptly by originals unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) the ABL Intercreditor Agreement properly executed by the Revolving Agent, the Administrative Agent and acknowledged by the Loan Parties;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(v) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable written opinion of Foley & Lardner LLP, counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Section 4.01(n) have been satisfied, (B) that there has been no event or circumstance since October 28, 2017 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect and (E) attaching, as true, complete and correct, copies of each of the material Revolving Loan Documents;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect;

(ix) the Security Documents, each duly executed by the applicable Loan Parties;

(x) the Perfection and Information Certificate, duly executed by the Loan Parties;

(xi) all other Loan Documents, each duly executed by the applicable Loan Parties;

(xii) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances;

(xiii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the first priority Liens (subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens, the interests of lessors under Capital Leases or the Revolving Agent Liens) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Administrative Agent; and

(xiv) such other assurances, certificates, documents, or consents as the Administrative Agent reasonably may require;

(b) the Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the fiscal month ended on March 3, 2018, and executed by a Responsible Officer of the Lead Borrower;

(c) Borrowers shall have minimum opening Revolving Excess Availability of not less than $50,000,000 after the application of proceeds of the Term Loan and after provision for payment of all fees and expenses of the transaction required to be paid by Borrowers on the Closing Date under the Agreement or the other Loan Documents,

(d) the Administrative Agent shall have received (i) projected monthly Consolidated balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the 2018 Fiscal Year, with the assumptions set forth in such projections in form and substance reasonably satisfactory to Administrative Agent, and an opening pro forma balance sheet for Borrowers and Guarantors, (ii) third party appraisals of the Inventory and Equipment, in form and containing assumptions and appraisal methods satisfactory to Administrative Agent and the Lead Borrower by appraiser(s) acceptable to Administrative Agent on which Administrative Agent and Lenders are permitted to rely, with results reasonably satisfactory to Administrative Agent, and (iii) field examinations of the business and collateral of Borrowers and Guarantors in accordance with Administrative Agent’s customary procedures and practices, with results reasonably satisfactory to Administrative Agent, and (iv) customary legal due diligence, with results reasonably satisfactory to Administrative Agent;

(e) there shall be no material pending or, to Borrowers’ actual knowledge, threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to any Loan Party, the credit facility evidenced by this Agreement, or the credit facility evidenced by the Revolving Credit Agreement;

(f) there shall not have occurred and be in existence on the Closing Date any (i) default of any Material Contract or of any agreements evidencing any debt of any Loan Party or (ii) default under any of the Revolving Loan Documents or (iii) any Default or Event of Default under any of the Loan Documents;

(g) there shall be no material misstatements in or omissions from the materials previously furnished to Administrative Agent by Borrowers and Guarantors and Administrative Agent have not become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information);

(h) the consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document;

(i) the Administrative Agent shall have received reasonably satisfactory confirmation that all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent) will be paid by the Borrowers concurrently with the funding of the Term Loans;

(j) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act;

(k) no material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date;

(l) [reserved];

(m) the Administrative Agent shall have received reasonably satisfactory evidence that the Borrowers shall repay in full in cash all of the outstanding Tranche A-1 Revolving Loans under and as defined in the Revolving Credit Agreement and all of the Tranche A-1 Revolving Loan Commitments (as defined in the Revolving Credit Agreement) shall be terminated contemporaneously with the funding of the Term Loans on the Closing Date;

(n) (x) the representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (y) no Default shall exist, or would result from the Term Loan or from the application of the proceeds thereof; and

(o) after giving effect to the Term Loans, (i) the Total Outstandings shall not exceed the sum of the (x) Borrowing Base plus (y) the amount (if any) of the Term Loan Push-Down Reserve maintained against the Revolving Borrowing Base, and (ii) the sum of (x) Total Outstandings plus (y) the Revolving Outstandings shall not exceed the Combined Loan Cap.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make and maintain the Term Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01. Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents); or (d) violate any Law.

5.03. Governmental Authorization; Other Consents. No approval, consent (including, the consent of Equity Interests holders or creditors of any Loan Party), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the Liens by such Loan Party in the Collateral pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens, the interests of lessors under Capital Leases, and, as contemplated by the ABL Intercreditor Agreement, the Revolving Agent Liens) and (b) such consents which have been obtained or made prior to the date hereof and are in full force and effect.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated October 28, 2017, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Material Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Lead Borrower, except as has been disclosed to the Administrative Agent in writing before the Closing Date, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered on the Closing Date or pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. No Loan Party or any Subsidiary is in default in any material respect under or with respect to any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, valid leasehold interests in or other valid right to use, all real property material to the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, valid license or other contractual right to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens (other than Liens in favor of Administrative Agent) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity thereof.

5.09. Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Loan Parties, except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law which investigation, assessment or other action has disclosed any material concern as existing or potential violations of Environmental Laws; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of, are stored or used in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10. Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11. Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and the Revolving Agent Liens. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and the Revolving Agent Liens. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act;

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Term Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Term Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time.

5.16. Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Lead Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except as could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law in excess of $50,000. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, an adverse determination of which could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19. Security Documents. Subject to the ABL Intercreditor Agreement, the Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule 11 of the Security Agreement. Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person (except for Permitted Encumbrances, including, subject to the ABL Intercreditor Agreement, the Revolving Agent Liens).

5.20. Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Borrowing, each of the Loan Parties is Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Term Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23. [Reserved]

5.24. Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered, or will upon request of the Administrative Agent deliver, true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25. Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26. OFAC/Sanctions.

No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-corruption Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-corruption Laws in all material respects. No proceeds of any loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable sanction by any Person (including any Credit Party or other individual or entity participating in any transaction).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent and the Lenders, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended February 3, 2018), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) [Reserved];

(c) as soon as available, but in any event within (x) thirty (30) days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower (other than a Fiscal Month that coincides with a Fiscal Quarter end or a Fiscal Year end) and (y) forty-five (45) days after the end of each of the Fiscal Months of each fiscal year of the Lead Borrower that coincides with a Fiscal Quarter end (other than a Fiscal Quarter end that coincides with a Fiscal Year end) (commencing with the Fiscal Month ended December 30, 2017), an unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Lead Borrower and its Subsidiaries;

(d) (i) as soon as available, but in any event no later than ten (10) days after the end of each Fiscal Year of the Lead Borrower, a draft of forecasts prepared by management of the Lead Borrower which have not been approved by the board of directors of Lead Borrower (with such forecasts in final form as approved by the board of directors of Lead Borrower being delivered no later than ninety (90) days after the end of each Fiscal Year of the Lead Borrower), in form satisfactory to the Administrative Agent, consisting of (A) Consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs) and (B) a Borrowing Base, Revolving Borrowing Base and Revolving Excess Availability model on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), in form satisfactory to the Administrative Agent, and (ii) as soon as available, any significant revisions to such forecasts delivered pursuant to this Section 6.01(d).

6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) [Reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (c) (commencing with the delivery of the financial statements for the Fiscal Month ended December 30, 2017), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(c) on the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base and the Revolving Borrowing Base as of the close of business on Friday of the immediately preceding week, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower (provided that, in the event of any Disposition of, or casualty or condemnation of, any Term Loan Priority Collateral with an aggregate value in excess of $500,000, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting such Disposition, casualty or condemnation not later than the next Business Day);

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(h) as soon as available, but in any event within 30 days after the end of each fiscal year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(i) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(j) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide electronic copies (in .pdf format) (or, at the request of the Administrative Agent, paper copies) of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by electronic mail or by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of the

Securities Laws and applicable state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through any portion of a Platform designated “Public Investor” or electronic emails distributed to Public Lenders; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for electronic mail distributions that do not have any Public Lenders (other than any individual at or on behalf of such Public Lender designated to receive “Private Side Information” or similar designation) or for posting on a portion of any Platform not designated “Public Investor.”

6.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority (any of the foregoing described in this clause (ii) being referred to herein as “Governmental Litigation”); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; provided, that, solely in the case of any Governmental Litigation with respect to which the potential liability of Loan Parties in connection therewith does not exceed $100,000 and all litigation or proceedings which are not Governmental Litigation, the delivery by Loan Parties to Administrative Agent, no less frequently than once each Fiscal Quarter, of Loan Parties’ litigation status report prepared by Loan Parties’ general counsel shall satisfy Loan Parties’ obligations under this clause (b);

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of any change in any Loan Party’s senior executive officers;

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) [Reserved];

(h) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) of (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien upon any property of a Loan Party, (iv) the making of any Investments by a Loan Party in excess of $1,000,000, or (v) the occurrence of any Prepayment Event resulting in the receipt of Net Proceeds in excess of $250,000; and

(k) of any failure by any Loan Party to pay rent at (i) five (5%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, freight forwarders, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (c) no Lien has been filed with respect thereto and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to determining Availability Reserves pursuant to this Agreement.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05 (except, in the case of failure to maintain good standing, to the extent promptly cured or as otherwise could not reasonably be expected to have a Material Adverse Effect); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent which are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(a) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a mortgage clause and lenders’ loss payable clause, with respect to real property and personal property, in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall make all payments of proceeds payable under the policies to both the Loan Parties and the Administrative Agent, provided, that, the Loan Parties shall promptly remit to the Administrative Agent any such proceeds that may be delivered directly to the Loan Parties, for application to the Obligations in accordance with and subject to the terms of this Agreement, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(b) Cause commercial general liability policies to include the Administrative Agent as an additional insured.

(c) Cause business interruption policies to name the Administrative Agent as a loss payee and to be endorsed or amended to include (i) a provision to the effect that none of the Loan Parties, the Administrative Agent, or any other party shall be a co insurer and (ii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Notwithstanding the foregoing, so long as no Cash Dominion Event shall have occurred and be continuing at any time that proceeds become payable under any business interruption policies of Loan Parties, Administrative Agent shall (x) permit the Loan Parties to use all such business interruption insurance proceeds for any purpose permitted under this Agreement and (y) remit to the Loan Parties any amounts received by Administrative Agent as a loss payee under such business interruption insurance maintained by the Loan Parties. Subject to the ABL Intercreditor Agreement, if a Cash Dominion Event has occurred and is continuing, the Loan Parties shall remit to the Administrative Agent an amount equal to such proceeds (if the Administrative Agent has not received same) and the Administrative Agent is hereby authorized to collect all business interruption insurance directly and to apply such proceeds to the payment of the then outstanding Obligations.

(d) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, materially limited or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.

(e) Deliver to the Administrative Agent, prior to the cancellation, material modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(f) [Reserved].

(g) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies and a “data breach” policy, in each case, in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

(h) Permit any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and instruct such Registered Public Accounting Firm to cooperate with, and be available to, as reasonably requested by the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

6.10. Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and the Revolving Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. The Loan Parties agree that the Administrative Agent may, in its discretion, undertake two (2) field examinations during each Fiscal Year at the Loan Parties’ expense; provided that the Administrative Agent agrees that the Administrative Agent shall not undertake any such field examinations to the extent that the Revolving Agent shall have conducted such field examinations in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, Inventory included in the Borrowing Base and the Revolving Borrowing Base. The Loan Parties agree that the Administrative Agent may, in its discretion, undertake two (2) appraisals during each Fiscal Year at the Loan Parties’ expense; provided, that, the Administrative Agent agrees that the Administrative Agent shall not undertake any such appraisals to the extent that the Revolving Agent shall have conducted such appraisals in accordance with the requirements of the ABL Intercreditor Agreement. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (1) as it in its discretion deems necessary or appropriate, at its own expense or, (2) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct Equipment appraisals of the Collateral, including, without limitation, the Equipment assets included in the Borrowing Base. The Loan Parties agree that the Administrative Agent may, in its discretion, undertake two (2) Equipment appraisals during each Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional Equipment appraisals to be undertaken (1) as it in its discretion deems necessary or appropriate, at its own expense or, (2) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11. Use of Proceeds. Use the proceeds of the Term Loans (a) to repay in full the outstanding Tranche A-1 Revolving Loans under and as defined the Revolving Credit Agreement, (b) to repay the Tranche A Revolving Loans under and as defined in the Revolving Credit Agreement, (c) to pay costs, fees and expenses in connection with this Agreement and the other Loan Documents, (d) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (e) to finance Capital Expenditures of the Borrowers, and (f) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12. Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Administrative Agent on such Person’s assets of the type included in the Collateral to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base. Notwithstanding the foregoing provisions of this Section 6.12, the parties hereto acknowledge and agree that Stein Mart Air, Inc. shall not be required to become a Loan Party as long as Borrowers are in compliance with the requirements of Section 7.16.

6.13. Cash Management.

(a) Not later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its discretion):

(i) deliver to the Administrative Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit E which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21(a);

(ii) deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); provided, that, Lead Borrower may amend Schedule 5.21(b) to add additional Credit Card Issuers and Credit Card Processors, so long as such amendment occurs by written notice delivered to Administrative Agent promptly after the date on which the applicable Loan Party enters into a new Credit Card Agreement after the Closing Date, accompanied by a copy of the Credit Card Notification delivered to each new Credit Card Issuer and/or Credit Card Processor which is identified in such amendment; and

(iii) deliver to the Administrative Agent Blocked Account Agreements reasonably satisfactory in form and substance to the Administrative Agent with each Blocked Account Bank, the Administrative Agent and the Revolving Agent for accounts over which the Revolving Agent had a blocked account agreement on the Closing Date and use Borrower’s commercially reasonable efforts to enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Administrative Agent with each Blocked Account Bank, the Administrative Agent and the Revolving Agent (those accounts over which a Blocked Account Agreement has been delivered, collectively, the “Blocked Accounts”).

(b) The Loan Parties shall ACH or wire transfer no less frequently than weekly (or, upon the occurrence and during the continuance of a Cash Dominion Event, daily), and whether or not there are then any outstanding Obligations, to a Blocked Account all amounts on deposit in each such DDA and all payments due from Credit Card Processors and Credit Card Issuers; provided, however, that the Loan Parties may leave up to $5,000 on deposit in each DDA.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, that such bank transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Revolving Agent at Wells Fargo Bank, National Association (the “ABL Concentration Account”) or, any time after the repayment in full of the Revolving Obligations and the commitments to extend credit under the Revolving Credit Agreement have been terminated, to the Agent Payment Account (together with the ABL Concentration Account, the “Concentration Accounts”)), no less frequently than daily (and whether or not there are then any Revolving Outstanding or any outstanding Obligations), all cash receipts and collections, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral);

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event;

(iv) the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi) the proceeds of all credit card charges, including Credit Card Receivables.

(d) The ABL Concentration Account shall at all times be under the sole dominion and control of the Revolving Agent or the Administrative Agent, as applicable. The Agent Payment Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Accounts, (ii) the funds on deposit in the Concentration Accounts shall at all times be collateral security for all of the Obligations and the Revolving Obligations, and (iii) the funds on deposit in the Concentration Accounts shall be applied to the Revolving Obligations and the Obligations as provided in the Revolving Credit Agreement or this Agreement, as applicable.

(e) All funds received in the Agent Payment Account shall be applied to the Obligations as provided in accordance with Section 8.03 of this Agreement and without regard to whether the Administrative Agent is exercising remedies provided for in Section 8.02 following the occurrence and during the continuance of an Event of Default. In the event that, notwithstanding the provisions of this Section 6.13, but subject to the ABL Intercreditor Agreement, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent and the Revolving Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent or the Revolving Agent, as applicable.

(f) Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(g) Without limiting the generality of Sections 6.13(a) through 6.13(f) above and subject to the ABL Intercreditor Agreement, upon the occurrence and during the continuance of a Cash Dominion Event (and not prior thereto), Administrative Agent shall have the right to direct (i) each depository institution listed on Schedule 5.21(a), (ii) each bank that is party to a Blocked Account Agreement (subject to the terms of such Blocked Account Agreement), and (iii) each Credit Card Processor and Credit Card Issuer which then acts as a credit card clearinghouse and/or processor for any Loan Party to, in each case, remit to a Concentration Account (or such other account as Administrative Agent may direct), all monies on deposit in the applicable bank accounts, no less frequently than daily, and all payments payable to a Loan Party by such Credit Card Processor or Credit Card Issuer, as and when payable to such Loan Party.

(h) Notwithstanding the foregoing, all amounts required to be paid towards the Obligations pursuant to Section 2.05(d) or otherwise shall be paid to the Agent Payment Account.

6.14. Information Regarding the Collateral.

(a) Furnish to the Administrative Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $500,000 in the aggregate owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, Revolving Agent Liens, permitted purchase money Liens, the interests of lessors under Capital Leases) for its own benefit and the benefit of the other Credit Parties. Notwithstanding anything to the contrary contained in Section 6.14(a)(ii) above, (x) the delivery to the Administrative Agent of the Inventory summary by Store location and the Statement of Store Activity report under Schedule 6.02, Sections (a)(iii) and (b)(iii) thereof shall satisfy the Loan Parties’ obligation set forth in Section 6.14(a)(ii) above to provide written notice of any Inventory that is at any time delivered to any new Store locations, and (y) the delivery to the Administrative Agent of a Borrowing Base Certificate, together with supporting source documents for the Borrowing Base Certificate under Schedule 6.02, Section (a)(i) thereof, evidencing that Inventory located at a new Store, a new warehouse or any other new facility that was previously reported to the Administrative Agent as Eligible Inventory has been, as a result of its location at any such new facility, expressly removed from Eligible Inventory and is not included within the Borrowing Base, shall satisfy the Loan Parties’

obligation set forth in Section 6.14(a)(ii) above to provide written notice of any Inventory that is at any time delivered to a new facility. In addition to, and not in limitation of, the criteria for Eligible Inventory set forth in the definition thereof, no Inventory that becomes located at a new Store, a new warehouse or any other new facility shall constitute Eligible Inventory if Loan Parties have not satisfied their obligations under Section 6.14(a)(ii) above with respect to such new Inventory location.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.15. Physical Inventories.

(a) Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, annually, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Administrative Agent. The Administrative Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Administrative Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties); provided that the Administrative Agent shall not direct such additional inventories to be undertaken to the extent that such inventories shall have been undertaken at the direction of the Revolving Agent and the results thereof shall have been shared with the Administrative Agent.

6.16. Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all material environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply in all material respects with applicable Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Not later than sixty (60) days after the Closing Date, the Borrowers shall provide the Administrative Agent with an appraisal report, in form and substance and from an appraiser satisfactory to the Administrative Agent, which shall provide the liquidation value of the Borrowers’ real property leaseholds.

(c) If, at any time prior to the first anniversary of the Closing Date, Revolving Excess Availability is less than $20,000,000, the Borrowers will, promptly (and in any event within thirty (30) days) upon request of the Administrative Agent, deliver to the Administrative Agent fully-valid and perfected leasehold mortgages on real properties leased by the Borrowers with an aggregate value (as determined pursuant to the appraisal referred to in Section 6.17(b)) of not less than $10,000,000, along with such related documents and instruments (including, without limitation, estoppels, subordination and non-disturbance agreements, and legal opinions) as the Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to the Administrative Agent; provided that, so long as no Default or Event of Default shall then exist, the Administrative Agent shall agree to release such leasehold mortgages upon the earlier of (a) the date the Borrowers consummate a Permitted Leasehold Financing pursuant to which the Borrowers receive at least $5,000,000 in net proceeds or (b) the first anniversary of the Closing Date.

(d) Upon the request of the Administrative Agent, use commercially reasonable efforts to cause each of its Freight Forwarders to deliver an agreement (including, without limitation, a Collateral Access Agreement) to the Administrative Agent covering such matters and in such form as the Administrative Agent may reasonably require.

(e) Upon the request of the Administrative Agent, cause any of its landlords to deliver a Collateral Access Agreement to the Administrative Agent in such form as the Administrative Agent may reasonably require.

(f) Upon the request of the Administrative Agent, deliver to the Administrative Agent copies of each DDA Notification which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA is maintained.

6.18. Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except in any case where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.20. Lender Meetings. Within ninety (90) days after the close of each Fiscal Year of the Lead Borrower, if there are two (2) or more Lenders party to this Agreement at such time, at the request of the Administrative Agent or the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of Lead Borrower and its Subsidiaries and the projections presented for the current Fiscal Year of Lead Borrower.

6.21. Term Loan Push-Down Reserve. At any time that Total Outstandings exceed the Borrowing Base, the Loan Parties shall cause the Term Loan Push-Down Reserve to be maintained against the Revolving Borrowing Base.

6.22. ERISA.

(a) Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and applicable State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any material liability to the PBGC; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the PBGC of any Plan that is a single employer plan, which termination could result in any material liability to the PBGC.

(b) Promptly upon each determination of the amount of the contributions or other payments required to be made for any calendar year by any Loan Party in respect of any underfunded Pension Plan in order to eliminate or reduce the funding deficiency and prior to any Borrower or Guarantor making any contribution of other payment in respect of such calendar year, the Lead Borrower shall notify the Administrative Agent of such determination and provide such information with respect thereto as the Administrative Agent may reasonably request. The Administrative Agent may, at its option, establish an Availability Reserve equal to the aggregate amount of the payments required to be made in such year in order to reduce or eliminate any funding deficiency. On any date that the amount required to be so contributed or paid is less than the amount of such Availability Reserve, the amount of the Availability Reserve shall be reduced to the amount required to be so contributed or paid, provided, that, no Default or Event of Default shall exist or have occurred and be continuing and on any date that the amount required to be so contributed or paid is greater than the amount of such Availability Reserve, the amount of such Availability Reserve may be increased to such amount.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Encumbrances.

7.02. Investments. Make any Investments, except Permitted Investments.

7.03. Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b) issue Disqualified Stock.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided, that, in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party; and

(e) (i) a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Administrative Agent) may liquidate, wind up, or dissolve itself, so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, (ii) a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries may liquidate, wind up, or dissolve itself, so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) a Borrower (other than Stein Mart) may liquidate, wind up, or dissolve itself, so long as (A) all of the assets of such liquidating or dissolving Borrower are transferred to another Borrower that is not liquidating or dissolving and (B) Administrative Agent shall have received not less than fifteen (15) Business Days prior written notice of such liquidation, dissolution or winding-up.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) if the Payment Conditions are satisfied:

(i) the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it; and

(ii) the Lead Borrower may declare or pay cash dividends to its stockholders.

7.07. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), so long as on the date of any such payment and after giving effect thereto, no Default or no Event of Default then exists, (b) repayments and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof, so long as on the date of any such payment and after giving effect thereto, no Default or no Event of Default then exists, (c) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, (d) payments of the Obligations, (e) payments of the Revolving Obligations that are permitted or required to be made in accordance with the Revolving Loan Documents and (f) refinancings and refundings of such Indebtedness in compliance with this Agreement.

7.08. Change in Nature of Business

In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09. Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to a transaction between or among the Loan Parties.

7.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or the Revolving Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (j) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11. Use of Proceeds. Use the proceeds of any Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; (b) to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person), or in any other manner that would result in a violation of Sanctions by any Person, or (c) for purposes other than those permitted under this Agreement.

7.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, (b) any Material Contract or Material Indebtedness (other than (x) the Revolving Loan Documents or (y) on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect or (c) the Revolving Credit Agreement or the Revolving Loan Documents to the extent that such amendment, modification or waiver is prohibited under the ABL Intercreditor Agreement.

7.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except in compliance with GAAP.

7.14. Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Administrative Agent appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Administrative Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15. Financial Covenants

7.15. Financial Covenants. Consolidated Fixed Charge Coverage Ratio. Following the occurrence and during the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each month for the Measurement Period then ended, to be less than 1.00:1.00.

7.16. Immaterial Subsidiary. Borrowers will not permit Stein Mart Air, Inc. and its successors and assigns to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity other than in its capacity as owner of a fractional interest in an aircraft pursuant to a program agreement with NetJets or similar aircraft provider.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Term Loan or (ii) any interest on any Term Loan or on any other Obligation, or any fee due hereunder within one (1) Business Day after the same is required to be paid herein, or (iii) any other amount payable hereunder or under any other Loan Document within one (1) Business Day after the same is required to be paid herein; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 or Section 6.02 (other than Section 6.02(c)) and such failure continues for three (3) Business Days after the Lead Borrower receives either written or oral notice thereof from the Administrative Agent; or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(c), 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, 6.14 6.17(b), 6.17(c) or 6.21, or Article VII (other than Section 7.08, 7.10 or 7.13); or (iii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or (iv) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any of the Security Documents to which it is a party, and in the case of clauses (ii), (iii) and (iv) in this Section 8.01(b), such failure continues beyond any applicable grace or cure period; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after the earlier of (i) receipt by such Loan Party of written notice from the Administrative Agent of such failure and (ii) the time at which such Loan Party or any Responsible Officer thereof knew or became aware of, or should reasonably have known or been aware of, such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $2,500,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for thirty (30) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders outstanding at any time ) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of either clause (i) or (ii) of this provision, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed $250,000 at any time; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “going-out-of-business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a value in excess of $1,000,000; or

(n) Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(p) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(q) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending all, or substantially all, payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend all, or substantially all, such payments, or shall send notice to such Borrower that it is terminating its arrangements with Borrower (except upon the normal expiration of such arrangements) or such arrangements shall terminate as a result of any event of default under such arrangements by a Loan Party, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, prior to the effective date of such termination or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year;

(r) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(s) Revolving Overadvance. Any Revolving Overadvance occurs; or

(t) Invalidity of ABL Intercreditor Agreement. The provisions of the ABL Intercreditor Agreement shall for any reason be revoked or invalidated, in whole or in part, or otherwise cease to be in full force and effect, or any Loan Party, the Revolving Agent, any holder of the Revolving Obligations or any Affiliate of any of the foregoing shall have commenced a suit or an action, contesting in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or the ABL Intercreditor Agreement.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(b) [reserved]; and

(c) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, that, upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, in its capacity as such;

second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;

fifth, to payment of all other Obligations (including, without limitation, the cash collateralization of contingent Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04, as provided in Section 10.11(b)), ratably among the Credit Parties in proportion to the respective amounts described in this clause fifth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Amounts used to cash collateralize contingent Obligations pursuant to clause fifth above shall be applied to satisfy such Obligations as they occur.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints GBFC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints GBFC as the Administrative Agent and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent or Required Lenders of their respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in and Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Loan Parties or a Lender. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.06. Resignation of the Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower (so long as no Default or Event of Default shall have then occurred and be continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor to the Administrative Agent; provided that, if the Administrative Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Bookrunner nor Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and receipt of a release of claims from the Loan Parties in favor of the Credit Parties acceptable to the Administrative Agent, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all field examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(b) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Term Loan that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.14. Indemnification of Administrative Agent. The Lenders hereby agree to indemnify the Administrative Agent and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Administrative Agent or any Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any of the Administrative Agent or any Related Party in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any Related Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

9.15. Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.16. ABL Intercreditor Agreement. Each Lender that has signed this Agreement shall be deemed to have consented to and hereby irrevocably authorizes the Administrative Agent to enter into the ABL Intercreditor Agreement (including any and all amendments, amendments and restatements, modification, supplements and acknowledgements thereto) from time to time, and agree to be bound by the provisions thereof.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and agreed to by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or, increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of such Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(h) amend, modify or waive Section 7.15 in a manner that would reduce the required Consolidated Fixed Charge Coverage Ratio or the frequency of testing of the Consolidated Fixed Charge Coverage Ratio or amend the definitions used in Section 7.15 (including the component definitions used therein) in a manner that would be more favorable to the Borrowers or would result in more credit being made available to the Borrowers, without the written consent of each Lender;

(i) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to modify eligibility criteria or change, establish or eliminate any Availability Reserves, Inventory Reserves or FF&E Reserve; and

(j) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

and, provided, that, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may each be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Administrative Agent and the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND SUBJECT TO THIS SECTION, EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that, in no event shall any Agent Party have any liability to any Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties or the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, and reasonable and documented out-of-pocket costs and expenses related thereto (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute that does not involve an act or omission of any Loan Party or its Affiliates and that is solely by an Indemnitee against another Indemnitee and does not involve any Indemnitee in its capacity as, or in fulfilling its role as, an agent or arranger under this Agreement.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Term Loans); provided that (i) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required and (ii) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that, to the extent the consent of the Lead Borrower is required, the Lead Borrower shall be deemed to have consented to such assignment if the Lead Borrower has been given five (5) Business Days’ prior notice of such assignment and has not objected to such assignment within such period. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the

Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, (i) concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met and (ii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.

Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07. Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto or any party to the Revolving Credit Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of the making of any Term Loan or otherwise, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (a) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (b) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender (in each case, other than GBFC or GBFC LLC or any of their Affiliates), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 10.14(b), EACH CREDIT PARTY AGREES THAT ANY ACTION COMMENCED BY ANY PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. In addition, if Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Credit Party Expenses hereunder and be for the account of Borrowers.

10.18. Foreign Assets Control Regulations. Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will violate (and no Loan Party nor any of its Subsidiaries is in violation of) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.21. Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark, provided, however, that the Lead Borrower shall receive reasonable advance notice thereof. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22. Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales permitted under Part 6 of Article 9 of the UCC, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of all the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until the payment in full of the Obligations and the termination of the Commitments. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Term Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24. Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25. [Reserved].

10.26. [Reserved].

10.27. Collateral Release on Termination . Upon the termination of this Agreement and the payment in full in cash of all the Obligations and a release of claims from the Loan Parties in favor of the Credit Parties acceptable to the Administrative Agent, the Administrative Agent shall terminate and release all Liens in all Collateral granted to the Administrative Agent pursuant to the Security Documents and shall execute and file, or consent to the filing by the Loan Parties, of all releases and other documents reasonably requested by the Loan Parties to effect and evidence that release, all at the expense of the Loan Parties.

10.28. Intercreditor Agreement. Each of the Loan Parties, the Administrative Agent, the Lenders and the other Credit Parties (i) consents to and ratifies the execution by the Administrative Agent of the ABL Intercreditor Agreement and any amendments or supplements contemplated thereby, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (iii) acknowledges that it has received a copy of the ABL Intercreditor Agreement and that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL Intercreditor Agreement. Except as specified herein, nothing contained in the ABL Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Loan Documents, which, as among the Loan Parties, the Administrative Agent, the Lenders and the other Credit Parties shall remain in full force and effect. The parties hereto acknowledge: (i) that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the ABL Intercreditor Agreement, and (ii) to the extent any Loan Party is required to deliver any Collateral to the Administrative Agent for purposes of possession and control and is unable to do so as a result of having delivered such Collateral to the Revolving Agent in accordance with the terms of the ABL Intercreditor Agreement, such Loan Party’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Agent, acting as agent for perfection of the Administrative Agent. Each Lender hereby (i) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder, are subject to the terms of the ABL Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms hereof, the terms of the ABL Intercreditor Agreement shall control), (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

STEIN MART, INC.

By:	/S/ D. Hunt Hawkins
Name:	D. Hunt Hawkins
Title:	CEO

STEIN MART BUYING CORP.

By:	/S/ D. Hunt Hawkins
Name:	D. Hunt Hawkins
Title:	President

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/S/ D. Hunt Hawkins
Name:	D. Hunt Hawkins
Title:	President

[Signature Page to Term Loan Credit Agreement]

GORDON BROTHERS FINANCE COMPANY, as the Administrative Agent
By:	/S/ David Vega
Name:	David Vega
Its Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

GORDON BROTHERS FINANCE COMPANY LLC, as a Lender
By:	/S/ David Vega
Name:	David Vega
Its Authorized Signatory

[Signature Page to Term Loan Credit Agreement]